Exhibit 99.1

FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Appoints William Keane and Elliot Maza to its Board of Directors

New York, NY, June 29, 2007 / PRNewswire / -- Intellect Neurosciences, Inc. (OTCBB: ILNS.OB), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and related disorders, announced today that that it has appointed William P. Keane and Elliot M. Maza to its Board of Directors. Mr. Keane also was appointed Chairman of the Company's Audit Committee.

Mr. Keane currently is a consultant. From 2002 until 2005, he was the Chief Financial Officer and Corporate Secretary at Genta Incorporated, a company engaged in the identification, development, and commercialization of drugs for the treatment of cancer and related diseases. Mr. Keane has served as Vice President of Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb, CFO for Covance Biotechnology Services Inc., Vice President of Finance, Global Pharmaceutical Manufacturing for Warner-Lambert and Director of Finance and Administration for the UK pharmaceuticals business of Novartis AG. Mr. Keane currently is a member of the Board of Directors and Chairman of the Audit Committee of Salix Pharmaceuticals, a leading specialty pharmaceutical company providing products to gastroenterologists and their patients. Mr. Keane received an MBA in Finance from Rutgers University School of Management and his Bachelor of Arts in Microbiology from Rutgers College.

Mr. Maza currently is the President and Chief Financial Officer of Intellect. He joined the Company in May 2006 as Executive Vice President and CFO and was promoted to President in March 2007.

"I am pleased that we were able to attract such an experienced executive to serve on our Board of Directors and Chair our Audit Committee," said Dr. Daniel Chain, Intellect’s Chairman and CEO. "Bill has extensive financial and public company expertise, and we believe that his experience working with national-market listed companies in senior financial roles well qualifies him to serve as the Board's Financial Expert.”

“Also, we are delighted to recognize Elliot’s significant contributions to the Company by appointing him to our Board,” commented Dr. Chain. “We believe that his role as President of Intellect and his extensive accounting, legal and investment banking experience enable him to bring a valued perspective to our Board of Directors.”

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease where no such treatment exists. Most advanced in the Company’s product pipeline is OXIGON™ which has been patented in Europe, US and elsewhere for use in treatment of multiple disease indications and disorders including prevention and treatment of Alzheimer’s disease. The Company successfully completed Phase I clinical trials for OXIGON™ in elderly healthy volunteers. Audited data from these clinical trials, conducted in The Netherlands, is expected to be available shortly.

The Company also has broad proprietary immunotherapy platforms with patented drug candidates for both passive and active immunization against Alzheimer’s disease. Its pioneering activities in the field have placed it at the forefront of the attack against this devastating disease. Intellect’s patent estate contains issued and pending claims in Europe, Japan, the US and other major territories, providing a formidable strategic advantage.

About Alzheimer’s disease

Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the toxic accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 24 million people suffering from Alzheimer’s disease in the major markets worldwide with the number projected to increase to 80 million by 2040 as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective disease modifying drugs.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza
President & Chief Financial Officer

7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300